FORM 8-K

Current Report

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 31, 2008

(date of earliest event reported)

Commission File Number 1-5109

TODD SHIPYARDS CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of

incorporation or organization)

91-1506719

(I.R.S. Employer Identification No.)

1801- 16th AVENUE SW, SEATTLE, WASHINGTON 98134-1089

(Street address of principal executive offices - Zip Code)

Registrant's telephone number: (206) 623-1635

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Todd Shipyards Corporation ("Todd") (NYSE:TOD) announced that its newest subsidiary, Everett Ship Repair & Drydock, Inc. ("Everett"), has completed its purchase of the assets of Everett Shipyard, Inc. ("ESY") in a transaction originally announced on January 21, 2008.

ESY has performed ship repair work for a range of government and commercial customers at two locations in Everett, Washington. Everett will continue ESY's current shipyard operations. Everett named Kevin Quigley as its President and he will be responsible for the operation of the shipyard. Mr. Quigley had served as President of ESY for the past seven years.

The assets acquired by Everett include ESY's interests in a 1,000 ton drydock which was recently added to ESY's operations, allowing Everett to compete in a broader market of marine repair and overhaul opportunities. Todd may provide additional capital funding to Everett to improve docking capabilities or the facility at the newly leased waterfront parcel at the Port of Everett. ESY and Todd do not generally compete for the same contracts.

It is anticipated that the acquisition of ESY will be accretive to Todd's earnings. The purchase price paid to ESY, in the form of cash and the assumption of certain contracts and liabilities, is not material to Todd's consolidated financial position.

Everett has assumed the collective bargaining agreements with the International Brotherhood of Boilermakers, Local 104 and the United Brotherhood of Carpenters, Local 1184. The new yard intends to employ the workforce currently employed by ESY.

(c) Exhibits

99.1 - Todd Shipyards Press Release dated April 4, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 4, 2008.

/s/ Michael G. Marsh

By: Michael G. Marsh

On Behalf of the Registrant as

Secretary and General Counsel